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                                                                Exhibit (a)(12)
                      SUPPLEMENT DATED DECEMBER 13, 2001
                TO THE OFFER TO EXCHANGE DATED DECEMBER 3, 2001

                                 GENUITY INC.

                     OFFER TO EXCHANGE OUTSTANDING OPTIONS
                    TO PURCHASE CLASS A COMMON STOCK UNDER
             THE GENUITY INC. 2000 LONG-TERM STOCK INCENTIVE PLAN
           AND THE GENUITY INC. OUTSIDE DIRECTORS' COMPENSATION PLAN

                   THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON
          DECEMBER 31, 2001 AT 12:00 MIDNIGHT, EASTERN STANDARD TIME,
                         UNLESS THE OFFER IS EXTENDED

Introductory Statement

   The following information amends and supplements our offer to exchange dated December 3, 2001 (the "offer to exchange") pursuant to which we offered to our employees and directors to exchange eligible outstanding options under the Genuity Inc. 2000 Long-Term Stock Incentive Plan and the Genuity Inc. Outside Directors' Compensation Plan for new options to be issued under those plans (the "offer"). Pursuant to this supplement, we are extending the expiration date of the offer by seven hours, from 5:00 P.M., Eastern Standard Time, on December 31, 2001 to 12:00 Midnight, Eastern Standard Time, on December 31, 2001. As a result, all actions in the original offer to exchange which were permitted or required by 5:00 P.M., Eastern Standard Time, on December 31, 2001, are now permitted or required by 12:00 Midnight, Eastern Standard Time, on December 31, 2001. The new expiration date may, in our discretion, be further extended, as provided in the offer to exchange.

Supplements to the Offer to Exchange

   In addition to the extension of the expiration date, please note the following supplemental information:

    . The replacement grant date for the new options will be on a date that is at least six months and one day from the date we cancel the options accepted for exchange (the "replacement grant date"). We anticipate that the replacement grant date will be on July 2, 2002. The issuance of the new options on the replacement grant date, consistent with the terms of the offer, has been approved, and the board of directors and the compensation committee is not required to meet again before the new options may be issued.

    . We are not aware that any of our directors of officers have decided whether or not to participate in the offer.

    . Upon the terms and subject to the conditions of the offer, and promptly following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date.

    . Subject to our right to extend, terminate, and amend this offer, we currently expect that participating persons will receive their new option agreements and options within three weeks of the replacement grant date. Any delay would be as a result of the time necessary to handle administrative matters relating to the issuance of the new options, including the preparation of the new options and option agreements and the distribution of these documents to our employees at our multiple domestic and international offices. The length of time required will depend primarily on the number of participants in the offer.

    . None of the conditions to the offer outlined in Section F ("Conditions of the Offer") on pages 18 and 19 of the offer to exchange has occurred. Please be aware that all conditions to the offer must be amended, satisfied or waived before the expiration date; none of the conditions can be asserted, modified or waived after the expiration of the offer.

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    .  Section Q ("Miscellaneous") of the offer to exchange is hereby amended by deleting the second sentence of the first paragraph, and adding as a new third sentence of that paragraph, the following: "However, statements made in this offer to exchange do not qualify as forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934."


   This supplement is being transmitted to you via electronic mail. Hard copies of this supplement, as well as other information concerning the offer, may be obtained by contacting our Stock Option Administration Group, by email at stockoptions@genuity.com or by telephone at (781) 865-5515.

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